Exhibit 2.6

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of May, 2012 by and between Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey (“Assignor”) and Liquid Holdings Group, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor is a party to that certain Membership Interest Purchase Agreement, by and among Assignor, Joseph Gamberale, Edward Feigeles, D&L Partners, L.P., Douglas J. Von Allmen and John Allen (the “Purchase Agreement”) pursuant to which Assignor, in its capacity as agent for and on behalf of the Holding Company (as defined in the Purchase Agreement), acquired 100% of the membership interests (the “Interests”) of Liquid Partners, LLC, a Delaware limited liability company (f/k/a Centurion Capital Group, LLC) (the “Company”); and

WHEREAS, Assignee is the Holding Company under and as defined in the Purchase Agreement;

WHEREAS, it was always contemplated that the Interests together with the rights and obligations under the Purchase Agreement would be transferred to the Holding Company following its formation;

WHEREAS, the parties desire to enter into this Agreement in order to effectuate (i) Assignor’s transfer of the Interests and assignment of the Purchase Agreement to Assignee and (ii) Assignee’s acceptance of such assignment and the assumption of Assignor’s obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Incorporation of Recitals. Each of the Recitals set forth above are hereby incorporated herein by reference.

2. Transfer of the Interests. Assignor hereby conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to the Interests and Assignee hereby irrevocably accepts such conveyance, assignment, transfer and delivery.

3. Assignment and Assumption of Purchase Agreement. Assignor hereby conveys, assigns and transfers to Assignee all of Assignee’s right, title and interest in and to the Purchase Agreement. Assignor hereby accepts such assignment and assumes all of Assignee’s duties and obligations under the Purchase Agreement.

4. Representations and Warranties of Assignor.

(a) Organization. Assignor is a duly incorporated company, validly existing under the laws of Guernsey.

(b) Authority. Assignor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Assignor and (assuming due authorization, execution and delivery by Assignee) shall constitute Assignor’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) Ownership of the Interests. Assignor is the sole record owner of the Interests, free and clear of any and all liens, claims, charges and encumbrances.

5. Representations and Warranties of Assignee.

(a) Organization. Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. Assignee has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Assignee and (assuming due authorization, execution and delivery by Assignor) shall constitute Assignee’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

6. Further Assurances. Each of the parties further agrees, without further consideration, to cause to be performed such lawful acts and to execute such further assignments and other lawful documents as may reasonably request to effectuate fully this Agreement.

7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

LIQUID TRADING HOLDINGS LIMITED

By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Director

ASSIGNEE:

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Chairman & CEO